SENSE TECHNOLOGIES INC.

INTERIM FINANCIAL STATEMENTS

August 31, 2008

(Stated in US Dollars)

( Unaudited )

SENSE TECHNOLOGIES INC.
BALANCE SHEETS
As of August 31, 2008 and February 29, 2008
(Stated in US Dollars)
( Unaudited )

	August 31,	February 29
	2008	2008

ASSETS

Current
Cash	$1,217	$988
Accounts Receivable	68,270	-
Inventory	123,872	41,235
Prepaids	33,589	30,466

Total Current Assets	226,948	72,689

Deposit	15,699	15,699
Equipment – Net of accumulated depreciation of $74,592 and $66,802 at August 31, 2008 and February 29, 2008, respectively	68,115	75,904
Intangible assets	2	2

Total Assets	$310,764	$164,294

LIABILITIES

Current
Bank indebtedness	$23,535	$9,575
Accounts payable and accrued liabilities – Note 3	1,662,505	1,518,123
Notes payable – Note 3 Advances payable – unrelated parties	541,540 230,000	445,852 5,000
Advances payable – Note 3	-	40,050
Dividends payable	187,348	171,550
Convertible promissory notes payable	584,447	584,447

Total Current Liabilities	3,229,375	2,774,597

STOCKHOLDERS' DEFICIENCY

Class A preferred shares, without par value, redeemable at $1 per share
20,000,000 shares authorized, 315,914 shares issued at August 31, 2008 (February 29, 2008: 315,914)	315,914	315,914
Common stock, without par value
100,000,000 shares authorized, 50,904,651 shares issued at August 31, 2008 (February 29, 2008: 45,575,551)	12,637,726	12,362,142
Common stock subscribed – Note 2	57,500	650,500
Subscriptions receivable	(524,016)	(891,432)
Common stock to be issued	288,889	288,889
Additional paid-in capital	137,329	137,329
Deficit	(15,831,953)	(15,473,645)

Total Stockholders’ Deficiency	(2,918,611)	(2,610,303)

Total Liabilities and Stockholders’ Deficiency	$310,764	$164,294

SEE ACCOMPANYING NOTES

SENSE TECHNOLOGIES INC.
INTERIM STATEMENTS OF LOSS
for the three and six months ended August 31, 2008 and 2007
(Stated in US Dollars)
( Unaudited )

	Three months ended		Six months ended
	August 31,		August 31,
	2008	2007	2008	2007
		Restated – Note 7		Restated- Note 7
Sales	$96,992	$21,048	$113,667	$30,172
Direct costs
Cost of sales	30,985	4,764	30,985	7,091
Manufacturing expenses	279	2,327	3,572	2,327
Research and development	3,300	8,161	3,300	15,301
Commissions	5,100	-	10,200	-
Royalties	30,000	30,000	60,000	60,000
Write-off of inventory	-	76,891	-	76,891
	69,664	122,143	108,057	161,610
	27,328	(101,095)	5,610	(131,438)
Advertising and marketing	70,221 6,600 2,000	63,817 800 2,603	120,369 24,900 5,000	121,788 7,060 7,274
Consulting fees
Contract labor
Depreciation	3,895	2,687	7,790	5,373
Filing fees	1,750	293	1,750	1,248
Financing fees – Note 3	36,354	6,203	36,354	6,203
Insurance	8,637	10,423	17,275	20,181
Interest and bank charges – Note 3	37,080	21,734	69,956	41,022
Legal and accounting – Note 3	357	31,222	51	31,222
Office and miscellaneous	10,475	7,530	12,565	8,596
Rent	16,434	16,419	32,869	32,839
Shareholder information and printing	-	82	-	82
Telephone and utilities	1,239	1,576	2,340	3,103
Transfer agent fees	4,664	2,172	5,573	2,172
Travel and automotive	8,540	2,474	11,328	8,075

	208,246	170,035	348,120	296,238

Net loss for the period	$(180,918)	$(271,130)	$(342,510)	$(427,676)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Weighted average number of shares outstanding	50,378,408	39,605,361	50,326,203	39,605,361

SEE ACCOMPANYING NOTES

SENSE TECHNOLOGIES INC.
INTERIM STATEMENTS OF CASH FLOWS
for the six months ended August 31, 2008 and 2007
(Stated in US Dollars)
( Unaudited )

	2008	2007 Restated – Note 7

Operating Activities
Net loss for the period	$(342,510)	$(427,676)
Adjustments to reconcile net loss to net cash used in Operating activities:
Depreciation	7,790	5,373
Impairment of inventory	-	76,891
Changes in non-cash working capital balances related to operations:
Accounts receivable	(68,270)	-
Inventory	(82,637)	(23,725)
Prepaids	(3,123)	(14,832
Accounts payable	154,384	110,867
Advances payable	(40,050)	(7,350)

Net cash used in operating activities	(384,416)	(280,452)

Investing Activities
Patent cost	-	(500)
Purchase of equipment	-	(42,225)

Net cash used in investing activities	-	(42,725)

Financing Activities
Notes payable Advances payable – unrelated parties	95,688 225,000	280,000 -
Borrowings from bank indebtedness	13,957	5,677
Proceeds from issuance of common stock	-	-
Proceeds from common share subscriptions	50,000	37,500

Net cash provided by financing activities	384,645	323,177

Decrease in cash during the period	229	-

Cash, beginning of period	988	-

Cash, end of period	$1,217	$-

SEE ACCOMPANYING NOTES

SENSE TECHNOLOGIES INC.
STATEMENT OF STOCKHOLDERS’ DEFICIENCY
for the period ended August 31, 2008
(Stated in US Dollars)
(Unaudited )

	Common Stock			Preferred Stock						Promissory		Common			Common
	Issued			Issued				Paid-in		Note		Stock		Subscriptions	Stock to			Accumulated
	Shares	Amount		Shares		Amount		Capital		Receivable		Subscribed		Receivable	Be Issued			Deficit	Total

Balance, February 28, 2007	45,575,551	$12,362,142		315,914		$315,914		$62,529		$(585,000)		$440,500		$(891,432)				$(13,400,353)	$(1,695,700)
Common share subscriptions		-				-		-		-		210,000		-				-	210,000
Write-off of promissory note receivable		-		-		-		-		585,000		-		-				-	585,000
Consulting fees		-		-		-		-		-		-		-	88,889			-	88,889
Management Fees			-		-		-	74,800	-		-	-		-	200,000			-	200,000
Dividends	-	-		-		-		-		-		-		-	-			(31,588)	(31,588)
Net Loss for the year			-		-		-		-		-		-		-	-		(2,041,704)	(2,041,704)

Balance, February 29, 2008	45,575,551	12,362,142		315,914		315,914		137,329			-	650,500		(891,432)	288,889			(15,473,645)	(2,610,303)
Common share subscriptions			-		-		-		-		-	50,000			-	-		-	50,000
Common Stock issued	5,329,100	275,584										(643,000)		367,416					-

Dividends	-	-		-		-		-		-		-		-	-			(15,798)	(15,798)

Net loss for the period			-		-		-		-		-		-		-		-	(342,510)	(342,510)

Balance, August 31, 2008	50,904,651	$12,637,726		315,914		$315,914		$137,329			-	$57,500		$(524,016)	$288,889			$(15,831,953)	$(2,918,611)

SEE ACCOMPANYING NOTES

SENSE TECHNOLOGIES INC.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
August 31, 2008
(Stated in US Dollars)
( Unaudited )

Note 1	Interim Reporting and Ability to Continue as a Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

While the information presented in the accompanying six months to August 31, 2008 financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. It is suggested that these interim unaudited financial statements be read in conjunction with the Company’s audited financial statements for the year ended February 28, 2009.

The Company operates in one industry segment being the production, marketing and distribution of safety awareness products in the automotive industry. Substantially, all of the Company’s operations, and assets are located in the United States. During the six months ended August 31, 2008, there were three customers that accounted for $101,757 (90%) of sales revenue.  During the six months ended August 31, 2007, there were no significant customers that accounted for greater than 10% of the sales revenue.  During the year ended February 29, 2008, there were two customers that accounted for $32,485 (43%) of sales revenue.

Operating results for the six months ended August 31, 2008, are not necessarily indicative of the results that can be expected for the year ending February 28, 2009.

Note 2	Common Stock
	a)	Escrow :

At August 31, 2008, there are 5,970,190 performance shares held in escrow by the Company’s transfer agent. Included in this amount are 3,250,000 escrow shares to be earned out on the basis of one share for each $0.50 of cash flow generated by the Company. Once these shares are earned out, the remaining 2,720,190 escrow shares are to be earned out for each $5.00 of cash flow generated by the Company. The release of these shares is subject to the direction or determination of the relevant regulatory authorities.

	b)	Commitments :
Stock-based Compensation Plan

The Company has granted employees and directors common share purchase options. These options were granted with an exercise price equal to the market price of the Company’s stock on the date of the grant.

	August 31,		August 31,
	2008		2007
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding and exercisable at
beginning of period	1,025,000	$0.07	275,000	$0.91
Expired	(25,000)	(1.00)	-	-

Outstanding and exercisable at
end of the period	1,000,000	$0.05	275,000	$0.91

At August 31, 2008, the following employee and director common share purchase options were outstanding entitling the holders thereof the right to purchase one common share for each share purchase option held:

Number	Exercise Price	Expiry Date
1,000,000	$0.05	December 31, 2012

Common Stock Subscribed

For the three months ended August 31, 2008, the Company has received $20,000 in respect of private placements of 400,000 common shares at $0.05 per share. As at August 31, 2008, these shares had not been issued. Additionally, 375,000 common shares from prior periods have not yet been issued

c)

Subscriptions Receivable:

The Company has recorded subscriptions receivable form two shareholders.  $367,416 is due from one shareholder from whom one-half of the shares originally issued have already been recovered due to non-payment of the subscription.  The Company is pursuing collecting the balance.

Note 3	Related Party Transactions

	The Company incurred the following items with directors and companies with common directors and shareholders:
		Three months ended		Six months ended
		August 31,		August 31,
		2008	2007	2008	2007

	Financing fee	$36,354	$-	$36,354	$-
	Interest expense	$10,281	$6,791	$20,106	$9,749

As of August 31, 2008, included in accounts payable is $45,274 (February 29, 2008: $33,495) owing to an accounting firm in which a director of the Company is a partner and a shareholder with respect to unpaid fees and interest on promissory notes, $11,500 (February 29, 2008: $0) owing to a company in which the director of the Company is a shareholder with respect to unpaid loan fees, $480,000 (February 29, 2008: $480,000) owing to shareholders of the Company in respect of royalties payable with no interest accruing and $50,992 (February 29, 2008: $50,992) owing to the former president of the Company in respect of unpaid wages.

As of August 31, 2008, included in advances payable is $0 (February 29, 2008: $40,050) owed to a company controlled by a director.

As of August 31, 2008, promissory notes payable of $365,000 (February 29, 2008: $345,000) is due to a profit-sharing and retirement plan administered by a director of the Company.  Terms are:

Due

June, 2009

$   20,000

May, 2009

   150,000

August, 2009

    90,000

September, 2009

    30,000

October, 2009

    75,000

Total

$365,000

All bear interest at 12% per annum.

Note 4

Accounts Payable

	August 31,	February 28,
	2008	2008
Trade payables	$323,233	$304,372
Accrued fees	130,000	130,000
Accrued payroll	55,934	55,804
Accrued interest payable	250,802	185,348
Accrued non resident withholding taxes, including accrued interest	109,960	109,960
Accrued royalties payable	773,500	713,500
Accrued taxes payable	19,076	19,139
	$1,662,505	$1,518,123

Note 5

Additional Indebtedness

We had additional third party advances of $225,000 which accrue interest at 12% per annum and are due on demand.

We have a new note payable of $20,000 which bears 12% interest and is due June, 2009.

We drew down $95,062 on our $100,000 line of credit which bears interest of 7.5% and is due April 14, 2009.

We incurred a $13,960 bank overdraft that is being treated as a loan.

Note 6

Non-Cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows.  The following transactions were excluded from the statements of cash flows:

During the year ended February 29, 2008, the Company granted 2,500,000 common shares to a director and an officer of the Company.  The fair value of the services provided ($200,000) was recorded as management fees.   In connection with a consulting services agreement, the Company also granted 1,111,110 common shares with fair value of $88,889, being $0.08 per share based on quoted market price of the common shares as of February 29, 2008. As of August 31, 2008 the shares have not been issued.

Note 7

Restatement of the August 31, 2007 Interim Financial Statements

Pursuant to the Scope Out Mirror License agreement, the Company is obligated to pay a royalty of 10% of the wholesale price for each Scope Out Mirror sold which, in any event, shall not be less than $2.00 per unit.

In order to retain the exclusive right to manufacture, sell, deliver and install the Scope Out Mirror, the Company, in accordance with the license agreement, is required to pay the royalty due on a certain minimum quantity of units each year.

Prior to March 1, 2008, the Company had been accruing the minimum royalty payable on an annual basis whereas the Company should have been accruing the required minimum royalty every quarter. As a result, the Company has restated its financial statements for the three and six months ended August 31, 2007 to reflect the minimum royalty payable of $30,000 due for the three months and $60,000 for the six months then ended.

The following represents the Company’s net loss as previously reported and after giving effect to the restatement adjustments for the three and six months ended August 31, 2007:

	Three Months Ended	Six Months Ended
	August 31,	August 31,
	2007	2007
Net Loss for the period
As previously recorded	$ (241,130)	$ (367,676)
Royalties	(30,000)	(60,000)
As restated	$ (271,130)	$ (427,676)

This restatement had no effect on the Statement of Cash Flows or on the previously reported basic and diluted loss per share of $(0.00) for the six months ended August 31, 2007.

Note 8

Subsequent Events

The Company issued 5,700,000 common shares after the quarter end.  2,500,000 shares were in satisfaction of the obligation to issue shares as compensation to the Company President recorded during the year ended February 29, 2008.  3,200,000 shares were issued in partial satisfaction of the Company’s obligation for accrued royalties under the ScopeOut® license.  $160,000 of such accrued royalties were satisfied.